SECURED CONVERTIBLE WORKING CAPITAL PROMISSORY NOTE

Sacramento, California                                               $1,500,000
________ __, 2000

         1. Terms of Payment. FOR VALUE RECEIVED, Ophthalmic Imaging Systems, a California corporation ("OIS"), promises to pay to the order of MediVision Medical Imaging Ltd., or any other holder of this Note ("MediVision"), at such place as MediVision may designate in writing, the lesser of: (a) the principal sum of one million five hundred thousand ($1,500,000) (the "Line of Credit"), or
(b) the aggregate unpaid principal sum of all revolving credit loans (each, a "Loan" and, collectively, the "Loans") made to OIS, at its request and in its sole discretion, up to $1,500,000, under this Secured Convertible Working Capital Promissory Note (this "Note") from time to time. Within the limits of the Line of Credit, and subject to the terms and conditions hereof, OIS may borrow, repay, prepay and reborrow the Loans under this Note.

         2. Interest.

            (a) OIS will pay interest on the unpaid principal amount hereof from time to time outstanding, computed on the basis of a 365-day year and actual days elapsed, at a rate of 9.3% per annum.

            (b) OIS will pay interest, at the rate described above, monthly in arrears on the first day of each month in each year, commencing ___________, 2000, at maturity (whether by acceleration or otherwise) and upon the making of any prepayment, as hereinafter provided. In no event shall interest exceed the maximum legal rate permitted by law. All payments, including insufficient payments, shall be credited, regardless of their designation by OIS, first to outstanding late fees and any charges and expenses, then to accrued and unpaid interest and the remainder, if any, to unpaid principal hereunder.

         3. Revolving Loan Period. Subject to compliance with the terms hereof, OIS may borrow, repay and reborrow the Loans for a period of thirty-six (36) months commencing on the date hereof (the "Revolving Credit Period").

         4. Repayment of Principal. All amounts outstanding hereunder shall be due and payable on ___________, 2003 (the "Maturity Date"), unless payable earlier in accordance with the terms of this Note. This Note may be prepaid (in whole or in part) at any time, without any prepayment penalty or premium therefor at the option of OIS in its sole and absolute discretion.

         5. Security Interest In Certain Property. All Property (as defined below) shall be subject to a security interest in favor of MediVision as security for any and all Liabilities (as defined below) and as security for such Liabilities, OIS hereby grants to MediVision a continuing perfected interest on and security interest in, and hereby pledges and assigns to MediVision all of OIS' right title and interest, whether now owned or hereafter acquired, howsoever arising, in and to the Property. The term "Property" shall mean all of the assets and properties of the OIS, including, without limitation, the following:

            (a) any and all accounts receivable of the OIS, which shall include all accounts and other rights to receive payments for goods and other products sold or leased or for services rendered, whether or not earned by performance, recognized by the referenced person or recorded on its books and records, and irrespective of whether any may be characterized as accounts, chattel paper, choses-in-action, contract rights, general intangibles, instruments, invoices, notes or otherwise in any document, by any person or under any applicable law;

            (b) any and all inventory of the OIS, wherever located, including any and all raw materials, work-in-progress and finished goods;

            (c) any and all tangible personal assets and properties of the OIS, wherever located, including (without limitation) any and all accessions, accessories, additions, equipment, fixtures, furnishings, goods, inventory, machinery, materials, parts, replacements, supplies, tools and vehicles, whether or not located upon or affixed to any of the foregoing; and

            (d) any and all accounts, instruments, chattel paper, documents of title and trust receipts (and the goods covered thereby, wherever located), contract rights, warranties, casualty and other insurance policies and rights, litigation claims and rights, tradenames and other general intangibles of the OIS, and any and all computer programming data and other books and records of the OIS;

in each case whether now existing or hereafter acquired or created, together with the products and proceeds thereof, all collections, payments and other distributions and realizations with respect thereto, any and all other rights, powers, privileges, remedies and interests of the OIS therein, thereto or thereunder, and any and all renewals, substitutions, modifications and extensions of any and all of the foregoing subsections.

The term "Liabilities" shall mean the indebtedness evidenced by this Note and all other indebtedness and obligations of any kind of OIS to (a) MediVision, (b) any group of which MediVision is a member, or (c) any other person if MediVision has a participation or other interest in such indebtedness, liabilities or obligations, whether (i) for MediVision's own account or as agent for others,
(ii) acquired directly or indirectly by MediVision from OIS or others, (iii) absolute or contingent, joint or several, secured or unsecured, liquidated or unliquidated, due or not due, contractual or tortious, now existing or hereafter arising, or (iv) incurred by OIS as principal, surety, endorser, guarantor or otherwise, and including without limitation all expenses, including attorneys' fees and disbursements, incurred by MediVision in connection with any such indebtedness, liabilities, or obligations or any of the Property (including any sale or other disposition of the Property).

         6. Conversion into OIS Common Stock.

            (a) The MediVision shall have the right from and after the date of issuance of this Note and then at any time on or prior to the Maturity Date, and until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note and, at the MediVision's election, the accrued and unpaid interest thereon (the date of delivery to OIS of a notice requesting conversion being a "Conversion Date") into fully paid and nonassessable shares of Common Stock, without par value, of OIS ("OIS Common Stock") as such stock exists on the date of issuance of this Note, or any shares of capital stock of OIS into which such stock shall hereafter be changed or reclassified (the "OIS Common Stock") at the conversion price as defined in
Section 6(b) hereof (the "Conversion Price"), determined as provided herein. Upon the delivery of this Note to OIS, accompanied, preceded or followed by notice from the MediVision to OIS of the MediVision's written request for conversion, OIS shall issue and deliver to the MediVision within ten (10) business days from the Conversion Date that number of shares of OIS Common Stock for the portion of the Note and interest converted in accordance with the foregoing and a new Note in the form hereof for the balance of the principal amount hereof, and/or interest if any. The number of shares of OIS Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of and interest on the Note to be converted by the Conversion Price.

            (b) The Conversion Price per share shall be $0.80.

            (c) The Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Sections 6(a) and 6(b), shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

               A. Merger, Sale of Assets, etc. If OIS at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, the Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

               B. Reclassification, etc. If OIS at any time shall, by reclassification or otherwise, change the OIS Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of securities as would have been issuable as the result of such change with respect to the OIS Common Stock immediately prior to such reclassification or other change.

               C. Stock Splits, Combinations and Dividends. If the shares of OIS Common Stock are subdivided or combined into a greater or smaller number of shares of OIS Common Stock, or if a dividend is paid on the OIS Common Stock in shares of OIS Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of OIS Common Stock outstanding immediately after such event bears to the total number of shares of OIS Common Stock outstanding immediately prior to such event.

            (d) During the period the conversion right exists, OIS will reserve from its authorized and unissued OIS Common Stock a sufficient number of shares to provide for the issuance of OIS Common Stock upon the full conversion of this Note. OIS represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable. OIS agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of OIS Common Stock upon the conversion of this Note.

            (e) OIS shall give not less than ten (10) days' prior written notice to the MediVision of any change in the Conversion Price under this Note and the method of calculation thereof.

            (f) OIS will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by OIS but will at all times in good faith assist in the carrying out of all the provisions of this Agreement and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the MediVision.

         7. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of California, without regard to its rules on conflicts of laws or choice of law.

         8. Notices, Etc. All notices and other communications provided for under this Note shall be in writing (including facsimile transmissions) and deemed properly give (i) if delivered in person, (ii) if sent by nationally-recognized overnight delivery service, (iii) in the event overnight delivery services are not readily available, if mailed by first-class United States mail, postage prepaid, registered or certificated with return receipt requested, or (iv) if sent by facsimile with receipt of answer-back or confirmation. Notice that is mailed shall be effective upon the expiration of five (5) business days after its deposit. Notice given in any other manner shall be effective upon receipt by the addressee. The address for such notices and communications shall be as follows:

If to the Company:                  Ophthalmic Imaging Systems
                                    221 Lathrop Way, Suite I
                                    Sacramento, CA  95815
                                    Attention:  President
                                    Facsimile No.  (916) 646-0207
                                    Telephone No.  (916) 646-2020

With a copy to:                     Gibson, Dunn & Crutcher, LLP
                                    1530 Page Mill Road
                                    Palo Alto, CA  94304
                                    Attention:  Lawrence Calof, Esq.
                                    Facsimile No.  (650) 849-5333
                                    Telephone No.  (650) 849-5300

If to the MediVision:               MediVision Medical Imaging Ltd.
                                    P.O. Box 45
                                    Industrial Park
                                    Yokneam Elit
                                    20692 Israel

With a copy to:                     Parker Chapin LLP
                                    The Chrysler Building
                                    405 Lexington Avenue
                                    New York, New York 10174
                                    Attention:  Henry I. Rothman, Esq.
                                    Tel. No.: (212) 704-6000
                                    Fax No.: (212) 704-6288

or such other address as may be designated in writing hereafter, in the same manner, by such person.

         9. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         10. Successors and Assigns. This Note shall not be assignable by OIS without the prior written consent of the MediVision. This Note shall be binding upon OIS and its successors and permitted assigns and the terms hereof shall inure to the benefit of MediVision and its successors and assigns, including subsequent holders hereof.

         11. Entire Agreement. This Note sets forth the entire agreement of OIS and MediVision with respect to this Note and may be modified only by a written instrument executed by OIS and MediVision.

         12. Headings. The headings herein are for convenience only and shall not limit or define the meaning of the provisions of this Note.

                                            OPHTHALMIC IMAGING SYSTEMS

                                            By:
                                               ---------------------------------
                                               Name:
                                               Title: